Exhibit 4.8


                          SECOND SUPPLEMENTAL INDENTURE

     This SECOND SUPPLEMENTAL INDENTURE, dated as of May 31, 2002 (the "Second Supplemental Indenture"), is entered into by and between Telephone and Data Systems, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and BNY Midwest Trust Company, an Illinois trust company, as trustee (the "Trustee").

                                   WITNESSETH:

     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of November 1, 2001 (as it may be amended or supplemented from time to time, the "Indenture"), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee entered into a First Supplemental Indenture, dated as of November 28, 2001 (the "First Supplemental Indenture"), relating to the issuance by the Company of a series of Securities designated as 7.6% Series A Notes due 2041 (the "Notes");

     WHEREAS, Section 9.01(c) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any holders of Securities, to correct any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; and

     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually covenanted and agreed, for equal and proportionate benefit of all Holders of Notes, as follows:

     SECTION 1. Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture and all capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture.

     SECTION 2. Corrections. The First Supplemental Indenture is hereby amended to make the following corrections:

     (a) The phrase "the aggregate principal amount of all such Secured Debt, together with the principal amount of all such

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          Secured Debt,  together with the aggregate  amount of Capitalized Rent in respect of Sale and Leaseback Transactions described in clauses (a) to (f), inclusive, of Section 3.2" in the first sentence of Section
          3.1 of the First Supplemental Indenture is hereby deleted and replaced with the following:

          "the aggregate principal amount of all Secured Debt, together with the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions described in clauses (a) to (f), inclusive, of Section 3.2)"

     (b) The reference to "TDS" in Section 3.1(j) is hereby deleted and replaced with the words "the Company".

     (c) The phrase "(other than Secured Debt described in clauses (a) to (l), inclusive, of Section 3.1" in the first sentence of Section 3.2 is hereby amended to add a closing parenthetical ")" to the end of such phrase.

     (d) The reference to "party" in Section 3.2(a) is hereby deleted and replaced with the word "part".

     SECTION 3. Ratification. The First Supplemental Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed

     SECTION 4. Governing Law. This Second Supplemental Indenture shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Indenture and its construction.

     SECTION 5. Counterparts and Method of Execution. This Second Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

     SECTION 6. Trustee. The Trustee makes no representations as to the legality, sufficiency or validity of this Second Supplemental Indenture and the recitals herein are made solely by the Company.




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     IN WITNESS WHEREOF, the Parties hereto have caused this Second Supplemental
Indenture to be duly executed as of the day and year first above written.

                    TELEPHONE AND DATA SYSTEMS, INC.,
                    a Delaware corporation


                    By:      /s/ LeRoy T. Carlson, Jr.
                         -----------------------------
                    Name:  LeRoy T. Carlson, Jr.
                    Title:  President and Chief Executive Officer



                    By:      /s/ Sandra L. Helton
                         ------------------------------
                    Name:  Sandra L. Helton
                    Title:  Executive Vice President and Chief Financial Officer


                    BNY MIDWEST TRUST COMPANY,
                    Trustee, an Illinois Trust Company


                    By:      /s/ Mary Callahan
                        -------------------------------
                    Name:  Mary Callahan
                    Title:  Assistant Vice President